Exhibit 10.34

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SALES REPRESENTATIVE AGREEMENT

THIS SALES REPRESENTATIVE AGREEMENT (“Agreement”) is made effective as of August 18, 2000, by and between OrthoLogic Corp., a Delaware corporation (hereinafter referred to as “OrthoLogic”), with its principal place of business at 1275 West Washington Street, Tempe, Arizona  85281, and DePuy AcroMed, Inc., an Ohio corporation (hereinafter referred to as “DePuy AcroMed”), with its principal place of business at 325 Paramount Drive, Raynham, Massachusetts 02767.

BACKGROUND

WHEREAS, DePuy AcroMed is engaged in the business of developing, manufacturing, marketing and selling implants, instruments and other products for use in spinal, neuro, cranial and/or orthopaedic surgical procedures.

WHEREAS, OrthoLogic is engaged in the business of developing, manufacturing, marketing and selling bone growth stimulation products utilizing combined magnetic field technology.

WHEREAS, OrthoLogic and DePuy AcroMed desire to enter into a sales representative agreement pursuant to which OrthoLogic shall appoint DePuy AcroMed as its exclusive sales representative to sell OrthoLogic’s bone growth stimulation products, as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0                               DEFINITIONS

The following words shall have the following meanings when used in this Agreement:

1.1                                 “Affiliate” of a Party shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with such party.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.2                                 “Agreement” shall mean this Sales Representative Agreement, as it may be amended in writing by mutual agreement of the parties from time to time.

1.3                                 “Approved Order” shall mean an order for which OrthoLogic has received a commitment for payment from any patient or third party payer.

1.4                                 “Competing Product” means an external lumbar spinal bone growth stimulation product.

1.5                                 “Customers” shall mean all purchasers of the Products in the Territory.

1.6                                 “Improvement” shall mean any adaptation, change, redesign, improvement, modification or development to any Product, the specifications therefore, the raw materials or the method or process of manufacture or production of any Product.

1.7                                 “Party” and “Parties” mean DePuy AcroMed and OrthoLogic, singly and/or collectively.

1.8                                 “Products” mean OrthoLogic’s spinal bone growth stimulation products for lumbar applications utilizing Combined Magnetic Field (CMF) technology, along with any Improvements thereto.  All such Products currently in existence are identified on Exhibit A.  Exhibit A identifying the Products subject to this Agreement shall be modified in writing as additional Products, including Improvements and variations thereto, become available.

1.9                                 “New Products” means those OrthoLogic bone growth electrical stimulation products developed, designed, intended or sold for the spine market which perform a significantly different function or perform in a significantly different manner or perform for a significantly different indication from Products.

1.10                           “Sales Quota” shall mean the number of Products in either units or dollars shown on Exhibit C.

1.11                           “Sales Minimum” shall mean 80% of the Sales Quota.

1.12                           “Territory” shall mean the spinal market throughout the world.

2.0                               APPOINTMENT

2.1                                 Subject to the terms and conditions of this Agreement, OrthoLogic hereby appoints DePuy AcroMed, and DePuy AcroMed hereby accepts appointment, as the exclusive sales agent of the Products in the Territory for the Term (as hereinafter defined).

2.2                                 DePuy AcroMed acknowledges that OrthoLogic is currently utilizing employed sales representatives in various territories. OrthoLogic agrees to terminate the sales activities currently being handled by such representatives as soon as practicable, which shall be completed in any event no later than January 1, 2001.

2.3                                 DePuy AcroMed further acknowledges that OrthoLogic has contractual relationships with the nine distributors listed on Exhibit B. OrthoLogic agrees to terminate its contracts with the nine distributors as soon as is commercially feasible, consistent with the terms of such existing contracts between OrthoLogic and each of such distributors.

2.4                                 DePuy AcroMed acknowledges that OrthoLogic also has an agreement with Vision Quest, a durable medical equipment supplier (“DME”) based in California, and understands that Vision Quest will continue to sell Products consistent with the terms and provisions of such agreement.  At any time more than 12 months after the signing of this Agreement, OrthoLogic shall, at DePuy AcroMed’s request, terminate, phase out or allow to expire, OrthoLogic’s agreement with Vision Quest consistent with the terms of any such agreement, at DePuy AcroMed’s sole discretion.

2.5                                 DePuy AcroMed may appoint one or more third parties as subagents or subdistributors (individually and collectively, “Distributors”) to act on its behalf, including without limitation, the DePuy AcroMed sales network now or as may be established from time to time, provided that DePuy AcroMed shall remain responsible for all of its obligations under this Agreement.  DePuy AcroMed shall notify OrthoLogic in writing of all Distributors appointed pursuant to this Section, provided that OrthoLogic shall treat the identity of DePuy AcroMed’s Distributors as DePuy AcroMed Confidential Information pursuant to the provisions of Article 18.  DePuy AcroMed shall not knowingly appoint any Distributors to sell the Products that are engaged in the marketing and/or selling of Competing Products.  Promptly after the execution of this Agreement, DePuy AcroMed shall request its Distributors to discontinue the marketing of any products that compete directly with the Products.  To the extent that any DePuy AcroMed Distributor either continues to market such Competing Products or is unable to market the Products, the Parties shall consult with each other to consider appropriate actions that might be taken to address such circumstances.  During the time period when any DePuy AcroMed Distributor either continues to market Competing Products or is unable to market the Products and DePuy AcroMed does not cover the affected sales territory, then OrthoLogic may use its employees or other distributors to market Products in such DePuy AcroMed Distributor’s territory; provided that OrthoLogic shall terminate or discontinue marketing efforts in such territory promptly after DePuy AcroMed or one of its Distributors is able to service such territory.

2.6                                 Provided OrthoLogic has first offered the New Products in writing to DePuy AcroMed and DePuy AcroMed has declined the opportunity to market the New Products in writing, OrthoLogic may freely negotiate with other parties to market the New Products.  DePuy AcroMed shall have ninety (90) days from receipt of OrthoLogic’s written offer within which to accept or reject any such opportunity to market New Products.  In the case in which OrthoLogic had first offered the New Products to DePuy AcroMed and the parties were unable to negotiate mutually acceptable terms, OrthoLogic is free to contract with other parties provided OrthoLogic does not accept terms inferior to DePuy AcroMed’s last offer.  In the case in which the third party’s offered final terms are equal to or inferior to DePuy AcroMed’s last offer, OrthoLogic will contract with DePuy AcroMed under the terms of DePuy AcroMed’s last offer.

3.0                               EXCLUSIVITY

3.1                                 During the Term (as hereinafter defined), OrthoLogic shall not enter into any other  distribution, marketing, sales representative or like agreement related to the Products in the Territory except as provided in Article 9 or as identified in Section 2.5.

4.0                               TERM AND TERMINATION

4.1                                 The term (“Term”) of this Agreement shall be ten (10) years from the date first written above.

4.2                                 This Agreement may be terminated by either Party if a Party files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy which is not dismissed within 60 days, has its affairs placed in the hands of a receiver, enters into a composition for the benefit of creditors, or is deemed insolvent by a court of competent jurisdiction.

4.3                                 This Agreement may also be terminated if a Party is in material breach of this Agreement provided the non-breaching Party has provided at least forty-five (45) days prior written notice identifying the breach and such breach has not been cured within said forty-five (45) days.

4.4                                 This Agreement may be terminated by DePuy AcroMed upon 120 days’ prior written notice to OrthoLogic.

4.5                                 This Agreement may be terminated by OrthoLogic upon 120 days’ prior written notice to DePuy AcroMed if the prior three (3) month average Net Sales Price (as defined in Section 12.1) for the Products ever becomes less than $***.

4.6                                 This Agreement may be terminated immediately by DePuy AcroMed upon written notice to OrthoLogic if DePuy AcroMed, its Affiliates or OrthoLogic receive a notice that a third party has filed suit alleging that any Product infringes in whole or in part any aspect of any U.S. patent or reissues or re-examinations thereof.

4.7                                 The provisions of this Agreement set forth in Section 4.8 and Articles 14, 17, 18, 19, 20, and any other provisions which by their terms survive termination, and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof.

4.8                                 Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all damages (other than punitive, exemplary, multiplied or consequential (including lost sales or lost profits) damages) that such Party shall have sustained by reason of the breach by the other Party hereto of any of the terms of this Agreement.  Termination of this Agreement for any reason shall be without prejudice to DePuy AcroMed’s right to receive all payments accrued and unpaid on the effective date of termination and shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination.

***Certain information on this page has been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.0                               OBLIGATIONS OF ORTHOLOGIC

5.1                                 OrthoLogic shall use commercially reasonable efforts to supply Products for customer orders on a timely basis.  If Products become unavailable during the Term for any reason, except where demand exceeds 125% of the non-binding rolling 12-month forecast updated on a quarterly basis, for more than 15 days (which need not be consecutive) in any period of four consecutive weeks, the Sales Quotas applicable to that year, pursuant to Article 9 below, shall be renegotiated to reduce the same in an amount equal to (i) the average monthly volume of orders received by OrthoLogic during the preceding six months, multiplied by (ii) the number of consecutive four-week periods during which such Products are unavailable for any 15 days.  If Products become unavailable due, in whole or in part, to a circumstance affecting OrthoLogic’s ability to manufacture Products, and the Products continue to be unavailable due to such circumstance for more than any 15 days in a given four consecutive weeks, the presidents of the Parties or their designated representatives shall meet to determine the best means to make Products available to the market, and in that regard, will consider, in part, the possibility that DePuy AcroMed will manufacture or have manufactured Products until production by OrthoLogic has resumed.  DePuy AcroMed wants assurance of continued supply of Product.  If OrthoLogic cannot supply the Product necessary to meet demand for a continuous period of 30 days, then DePuy AcroMed shall have the right to any and all licenses, manufacturing plans, and technology, etc. that would allow DePuy AcroMed to find an alternative source for the supply of such Product until OrthoLogic can resume adequate supply of Product.  OrthoLogic hereby grants DePuy AcroMed an irrevocable, perpetual, non-exclusive paid up, royalty free license and/or right to all licenses, manufacturing plans and know how related to the Products, which DePuy AcroMed agrees to exercise on the terms set forth in this Section 5.1.

5.2                                 OrthoLogic will be responsible for Product development, testing, quality control, supply, distribution, regulatory approvals and clearances, customer service, shipping, patient fitting and billing.  Additionally, OrthoLogic shall display a jointly branded (OrthoLogic and DePuy AcroMed) Product prominently at all appropriate trade shows and conventions where OrthoLogic maintains a booth, at no cost to DePuy AcroMed.

5.3                                 OrthoLogic shall report to DePuy AcroMed any and all complaints received by OrthoLogic and any and all medical device reports prepared by OrthoLogic with respect to Products within the time required by applicable law and regulations, and, in any case, within a reasonably prompt time following OrthoLogic’s receipt or preparation of the same.  OrthoLogic shall maintain a record of all complaints it receives consistent with guidelines and requirements of the U.S. Food and Drug Administration (“FDA”) or any other governmental agency or instrumentality that may have jurisdiction over the Products, including if a “CE” mark or other European regulatory clearance or approval is obtained for any Product, the applicable guidelines and requirements of the European Union.

5.4                                 At DePuy AcroMed’s request and pursuant to a mutually determined training program, OrthoLogic shall assist DePuy AcroMed in providing training in the use and benefits of the Product to DePuy AcroMed’s domestic field sales force.  OrthoLogic will supply each of DePuy AcroMed’s and its respective Distributors’ existing and future sales representatives with an initial Product demonstration unit at no cost to DePuy AcroMed or such Distributor.

Replacement or additional Product demonstration units will be made available to DePuy AcroMed for use by its sales representatives or Distributors, at a cost of $*** each.

5.5                                 OrthoLogic shall comply with the requirements for DePuy AcroMed approval set forth in Section 6.3 below, and with the meeting requirements set forth in Section 6.4 below.

5.6                                 OrthoLogic shall maintain adequate and competent personnel to manufacture, store and deliver, perform patient fitting, and to prepare invoices and any other manufacturer-generated materials necessary to enable OrthoLogic to invoice purchasers and third-party payors in connection with the sale of Products, and such manufacture, storage, sales, delivery, patient fitting and invoices shall be undertaken and effected in a manner that does not violate any applicable federal, state or foreign laws and regulations, and otherwise, in a manner that is in accordance with the provisions of OrthoLogic’s Corporate Compliance Program.  OrthoLogic shall perform patient fittings within 48 hours of the prescribing physician’s request for patient fitting, provided that an Approved Order for the patient has been received by OrthoLogic.

5.7                                 OrthoLogic shall use diligent efforts, at its sole cost and expense, to obtain and maintain patents covering the Products in the United States and foreign countries which DePuy AcroMed, and OrthoLogic agree constitute substantial markets for the Products.  OrthoLogic shall keep DePuy AcroMed informed on a current basis of the status of any such effort.

5.8                                 Except as provided in Section 6.10, OrthoLogic shall pay all expenses, costs, overhead, debts and obligations incurred by OrthoLogic in its fulfillment of its obligations under this Agreement.  Such expenses shall include travel, room and board, and entertainment.  Under no circumstances shall DePuy AcroMed be liable to reimburse OrthoLogic or any of its sales representatives or distributors for any of such expenditures incurred by OrthoLogic or its sales representatives or distributors.

6.0                               OBLIGATIONS OF DEPUY ACROMED

6.1                                 Subject to OrthoLogic’s rights pursuant to Article 9, DePuy AcroMed may initiate, conduct, suspend or terminate DePuy AcroMed’s activities relating to the marketing and sale of Products as DePuy AcroMed, in its sole and absolute discretion, deems appropriate and adequate, provided that such activities are conducted in a manner that does not violate any applicable federal, state or foreign laws and regulations.  Subject to, and without limiting the scope of DePuy AcroMed’s discretion pursuant to the foregoing, DePuy AcroMed may undertake marketing and sales activities, including conducting advertising, distributing marketing literature and displaying Products at professional and trade shows, as DePuy AcroMed deems desirable to (i) maximize sales of the Products in the United States, (ii) achieve the Sales Minimums set forth in Article 9 below, and (iii) promote and obtain orders for the Products.  In connection with its activities hereunder, DePuy AcroMed shall not solicit any patients directly with respect to Products.

6.2                                 DePuy AcroMed, with the assistance of OrthoLogic, shall train DePuy AcroMed’s domestic field sales force with respect to the use of the Products.

***Certain information on this page has been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.3                                 All written sales, promotion, training, customer education and marketing materials and press releases issued by DePuy AcroMed or OrthoLogic and relating to Products or the sale of Products shall be approved in writing by both OrthoLogic and DePuy AcroMed prior to use in the marketplace.

6.4                                 Representatives of DePuy AcroMed and OrthoLogic, respectively, shall meet at least once during September of each year, on a day and at a location mutually convenient, in an effort to develop a mutually acceptable marketing plan for Products for the following sales year.  The final marketing plan rests solely with DePuy AcroMed.  Expenses shall be shared as provided in Section 6.10.  The Parties agree to meet, within four weeks following the execution and delivery of this Agreement by the Parties to develop a mutually acceptable marketing plan for the balance of calendar year 2000.

6.5                                 DePuy AcroMed will be responsible for representing Products in the marketplace and providing customer education and other related services.  Additionally, DePuy AcroMed shall display a jointly branded product at all appropriate trade shows and conventions at which DePuy AcroMed maintains a booth, at no cost to OrthoLogic.

6.6                                 DePuy AcroMed shall promptly route directly to OrthoLogic all inquiries relating to Products, including medical product inquiries, technical inquiries, product complaints, safety or compliance issues, billing issues, adverse reactions and adverse events.  DePuy AcroMed shall also route directly to OrthoLogic any requests received from customers for no-charge or discounted Products for indigent patients.

6.7                                 DePuy AcroMed will report to OrthoLogic any and all complaints from any source and medical device reports received with respect to Products within the time required by applicable law and regulations.  DePuy AcroMed will maintain a record of all complaints it receives consistent with FDA guidelines.

6.8                                 DePuy AcroMed shall display and deliver only Products that are marked and packaged by OrthoLogic or as otherwise specified in advance by mutual agreement of the Parties.

6.9                                 DePuy AcroMed or its employees and Distributors shall provide from the treating physician, or direct the treating physician or the physician’s staff to provide directly to OrthoLogic, a written prescription order form and any required supporting documentation for the purchase of the Product and when required to process the order, provide original versions of such documents.   The parties understand and acknowledge that (1) DePuy AcroMed’s employees and Distributors are responsible for providing the written prescription order forms to the treating physicians and requesting that any additional supporting documentation be furnished directly to OrthoLogic; and (2) DePuy AcroMed’s employees and Distributors shall not complete any sections of the written prescription order forms that must be completed by the treating physician or maintain a copy of any completed written orders or other documentation containing confidential patient medical information in their files.

6.10                           So long as they are pursuant to a budget capped at 2% of projected sales for the next year and agreed to by the Parties in advance, DePuy AcroMed and OrthoLogic will share, on a 50-50 basis, the direct expenses (excluding direct employees and related travel expenses) relating to marketing and promotional materials relating to the Products, including printed promotional materials, and video productions.

6.11                           Except as provided in Section 6.10, DePuy AcroMed shall pay all expenses, costs, overhead, debts and obligations incurred by DePuy AcroMed in its fulfillment of its obligations under this Agreement.  Such expenses shall include travel, room and board, and entertainment.  Under no circumstances shall OrthoLogic be liable to reimburse DePuy AcroMed or any of its Distributors for any of such expenditures incurred by DePuy AcroMed or its Distributors.

6.12                           DePuy AcroMed shall be responsible for all compensation, payroll taxes, facilities and related expenses for employees of DePuy AcroMed.

6.13         DePuy AcroMed shall provide a list of all employees and Distributors that will provide services in connection with this Agreement.  During the term of this Agreement, DePuy AcroMed agrees that its current and future employees and Distributors shall receive compliance training on any OrthoLogic compliance policies and procedures which are not encompassed by DePuy AcroMed’s existing corporate compliance program.  Any such compliance training on OrthoLogic compliance policies shall be conducted by OrthoLogic.  OrthoLogic shall submit compliance training materials to DePuy AcroMed’s counsel for approval prior to presenting same to the DePuy AcroMed sales force.

6.14                           DePuy AcroMed understands and acknowledges that, from time to time, OrthoLogic may require changes to its compliance program to encompass changes in third-party payor requirements or any other changes required by law.  To the extent such changes are not reflected in DePuy AcroMed’s existing compliance program, DePuy AcroMed shall provide any supplemental compliance training materials furnished by OrthoLogic to DePuy AcroMed’s employees and Distributors.

6.15                           If OrthoLogic determines that any employee or Distributor of DePuy AcroMed is (a) acting in a manner in violation of OrthoLogic ‘s compliance program; or (b) is acting in a manner that is detrimental to the operations of OrthoLogic’s customers and patients; then OrthoLogic shall notify DePuy AcroMed in writing, of the name of the employee or Distributor and the basis for such determination.  Within fifteen (15) business days of such written notice, DePuy AcroMed shall review the matter, and shall notify OrthoLogic of the action DePuy AcroMed proposes to take with respect to such employee or Distributor.  If following any remedial action by DePuy AcroMed, OrthoLogic requests the removal of the employee or Distributor from providing any services under this Agreement, DePuy AcroMed shall promptly remove the employee or Distributor from providing any services under this Agreement.

7.0                               ORTHOLOGIC SPECIALISTS

From January 1, 2001 until the end of the Term, OrthoLogic will maintain at OrthoLogic’s expense, 10 full-time employees or the equivalent thereof in the field, who shall be available to assist DePuy AcroMed with its sales of Products.  Each of such specialists shall be reasonably acceptable to DePuy AcroMed and they shall be assigned so as to provide coverage in all of DePuy AcroMed’s 10 sales regions.  OrthoLogic will begin putting these specialists in place as soon as this Agreement is executed but the Parties understand that it will take until the end of 2000 to complete the process.

8.0                               PATIENT SERVICE AND REIMBURSEMENT

8.1                                 OrthoLogic shall be responsible for processing all U.S. orders for Products once a valid prescription order form and any required supporting documentation is obtained from a physician by DePuy AcroMed.  This processing by OrthoLogic includes the prior authorization of the prescription with the patient’s insurance company and the generation of any additional paperwork required to process the prescription for payment.

8.2                                 OrthoLogic shall be responsible for the negotiation of Product reimbursement pricing for its managed care payor contracts, HCFA (Medicare) and State Medicaid programs and with any future third-party payor identified by OrthoLogic.  Product pricing for sales in any country other than the United States shall be mutually agreed upon by the Parties before the Parties begin marketing Products in that country.

8.3                                 OrthoLogic will also be responsible for the placement of Products on patients in the U.S. once the authorization from the patient’s insurance company is received.

9.0                               SALES MINIMUMS AND SALES QUOTAS

9.1                                 During the initial period comprised of 2001 and that portion of 2000 after DePuy AcroMed has commenced sales, and each calendar year thereafter, (each a “Measurement Period”), insofar as DePuy AcroMed desires that its exclusive rights granted hereunder not be subject to conversion to non-exclusive rights, pursuant to this Section 9.1, DePuy AcroMed shall obtain, directly or through its Distributors, customer orders for the Products in quantities that equal or exceed Sales Minimums in either units or dollars applicable to each Measurement Period, or, to the extent of any shortfall, make payment to OrthoLogic in accordance with Section 9.3 below.  Accordingly, if total orders for Products received by OrthoLogic during any Measurement Period do not equal or exceed the Sales Minimums in either units or dollars applicable to such Measurement Period, and DePuy AcroMed does not make payment to OrthoLogic with respect to the shortfall pursuant to Section 9.3 below, OrthoLogic may, at its option, convert DePuy AcroMed’s exclusive worldwide rights to non-exclusive rights.  Any such notice (each a “Conversion Notice”) shall (i) include a statement by OrthoLogic advising that the Sales Minimum applicable to a period identified in such notice has not been achieved, (ii) specify the volume or, as the case may be, dollar amount, of the deficiency, (iii) state the total amount of OrthoLogic Net Profit (as defined below) applicable to the deficiency, and (iv) communicate OrthoLogic’s intention to convert DePuy AcroMed’s rights to non-exclusive rights pursuant to this Article 9, unless DePuy AcroMed makes payment to OrthoLogic with respect to the deficiency pursuant to Section 9.3.  Any failure by DePuy AcroMed to achieve Sales Minimums in either units or dollars or make payment to OrthoLogic with respect to the shortfall, pursuant to Section 9.3 below, shall entitle OrthoLogic to exercise its foregoing option, but shall not constitute a breach by DePuy AcroMed of any of its obligations under this Agreement, and shall not entitle OrthoLogic to terminate this Agreement or to claim or receive payment for any damages or equitable relief.  If DePuy AcroMed’s rights are converted to non-exclusive rights, OrthoLogic may either assign direct sales employees or appoint third-party independent distributors, or both, to promote the Products anywhere in the world.

9.2                                 If, as of November 1 of each year, DePuy AcroMed is not tracking the Sales Minimums in either units or dollars, the presidents of each of the Parties, or their designated representatives, shall meet by November 15 of each applicable year to discuss available options for remedy.

9.3                                 DePuy AcroMed shall have the option, in its sole and absolute discretion, to retain its exclusive rights notwithstanding a failure to achieve the Sales Minimums in either units or dollars during any Measurement Period by making payment to OrthoLogic, within 45 days of DePuy AcroMed’s receipt of a Conversion Notice from OrthoLogic concerning such failure, equal to the total of OrthoLogic Net Profits applicable to the volume of Products, or, as the case may be, gross sales dollar volume, deficiency.  For purposes hereof, “OrthoLogic Net Profits” shall mean the (i) amount by which the average sales price at which OrthoLogic sold the Products to customers within the United States during the three months preceding such Conversion Notice exceeds (ii) the sum of the average direct and indirect manufacturing costs incurred by OrthoLogic to manufacture Products during such three-month period, plus the ***%, ***% or ***% sales commissions that would have been payable to DePuy AcroMed, as appropriate, multiplied by (iii) the number of units comprising the deficiency of achieving the Sales Minimum or, in the event such deficiency is measured in dollars, the number of units, based upon the foregoing average sales price, which are represented by such sales dollar deficiency, whichever is less.

9.4                                 Sales Quotas for the Products for August 1, 2000 through December 31, 2000 and the full year 2001 will be set forth on Exhibit C attached hereto.  For purposes of determining whether DePuy AcroMed has met its Sales Minimums and Sales Quotas in either units or dollars, it shall be entitled to include sales by OrthoLogic’s sales representatives, OrthoLogic’s distributors and Vision Quest, and if OrthoLogic is unable to supply Products for at least 10 days during any 30-day period in amounts consistent with DePuy AcroMed’s then current forecast pursuant to Section 10.1, one month’s quota will be deducted from the Sales Minimum for the current year. Sales Quotas for the initial Measurement Period shall be prorated to the extent actual sales commence later than August 1, 2000.

9.5                                 OrthoLogic and DePuy AcroMed will agree upon Sales Quotas for 2002 by October 31, 2001. Sales Quotas for subsequent years that the Agreement is in effect will be established in the same manner.  If the parties are unable to agree on Sales Quotas within 10 business days, then either Party may send the other Party a written notice invoking the right to arbitrate and, the parties shall engage in arbitration as provided in Section 19.2 in order to set Sales Quotas.  Such arbitration shall take place within 60 days of receipt of such notice.  The parties shall continue to use the previous year’s Sales Quotas until Sales Quotas are set through arbitration.

***Certain information on this page has been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10.0                        ORDERS, DELIVERIES AND FORECASTS

10.1                           DePuy AcroMed will supply OrthoLogic with a non-binding written 12-month rolling Product forecast, in units, updated on a quarterly basis.  Such forecast shall be provided to OrthoLogic promptly after the execution of this Agreement for 2000 and no later than October 1 of each year, beginning October 1, 2000 with respect to the next calendar year.  DePuy AcroMed shall also supply OrthoLogic with a written quarterly update no later than 15 days after the beginning of each quarter with respect to such quarter.

10.2                           DePuy AcroMed shall submit requests for quotes, sales inquiries and customer complaints on such forms as may be approved in advance by OrthoLogic for such purpose.  All orders are subject to written acceptance by OrthoLogic at its principal offices.  DePuy AcroMed shall have no liability for any order cancelled by a customer.

10.3                           DePuy AcroMed shall not be entitled to accept payments on behalf of OrthoLogic, nor shall DePuy AcroMed issue quotations describing OrthoLogic Products or quote prices to customers other than as set forth in OrthoLogic’s published price lists.

10.4                           OrthoLogic shall ship and deliver Products ordered through DePuy AcroMed to customers.  All costs of transportation and shipping shall be paid by OrthoLogic, or OrthoLogic, at its option, may bill customers for costs of transportation and shipping.  In no event will DePuy AcroMed be responsible for costs of transportation and shipping.

10.5                           OrthoLogic shall promptly provide a patient fitting date confirmation upon acceptance of any Approved Order.  OrthoLogic shall exert commercially reasonable efforts to meet the ship date stated on the customer quotation; provided, however, that shipment of the Products is subject to availability and to OrthoLogic’s normal lead times as quoted to DePuy AcroMed and/or Customers from time to time.  In case of any delay or failure in delivery resulting in order cancellation, in addition to DePuy AcroMed’s other remedies under this Agreement, a per unit adjustment will be made to DePuy AcroMed’s annual Sales Quotas.

11.0                        PRODUCT PRICE

11.1                           DePuy AcroMed shall market and promote the Products in accordance with OrthoLogic’s standard price list in effect from time to time.

11.2                           Prices established in the OrthoLogic price list are exclusive of all sales or use taxes, tariffs, customs duties and other government charges, shipping and/or mailing costs and insurance.  DePuy AcroMed shall not bear any responsibility for the expenses listed in the preceding sentence.

12.0                        COMMISSIONS

12.1                           For all OrthoLogic Products, “Net Sales Price” shall be the amount invoiced to the patient or any other purchaser or any third party payor, less any trade or cash discounts, returns, taxes, tariffs, customs duties and other government charges, shipping and/or mailing costs and insurance to the extent they are included in the invoice price.

12.2                           OrthoLogic will pay to DePuy AcroMed a commission equal to ***% of the Net Sales Price for all sales of Products up to and including the respective annual Sales Quota. If DePuy AcroMed exceeds the annual Sales Quota in either units or dollars, then OrthoLogic will pay DePuy AcroMed a commission equal to ***% of the Net Sales Price for all sales of Products exceeding the respective annual Sales Quota. OrthoLogic agrees to pay DePuy AcroMed commissions of ***% of the Net Sales Price for all ***.  OrthoLogic agrees to pay DePuy AcroMed commissions of ***% of the Net Sales Price for ***.

12.3                           A sale of a Product shall be deemed to have occurred at the time that OrthoLogic has invoiced the patient or any other purchaser or the third party payor for the Product. All commissions payable hereunder shall accrue monthly on the last day of each calendar month with respect to all Products invoiced during such month.  Commissions shall be paid monthly on or before the last day of each calendar month with respect to all Products invoiced during the preceding month.  Commission payments shall also reflect any appropriate adjustments in accordance with Section 12.1. Each commissions payment shall be accompanied by a statement showing the commissions accrued and adjustments made for the preceding month and any other information necessary for the proper determination of the amount of commissions payable hereunder.

12.4                           OrthoLogic shall furnish DePuy AcroMed with a report by the 20th day of each month, which shall include (i) a list of accounts that have placed orders for Products with the Net Sales Price and third party payor reimbursement rates for Products; (ii) a list of accounts where Products have been invoiced during the month; and (iii) disposition of all orders placed during the month.

12.5                           OrthoLogic shall keep accurate books of account containing information which may be necessary for the purpose of demonstrating the commissions payable to DePuy AcroMed. Said books shall be available to DePuy AcroMed during normal business hours upon written request to OrthoLogic and may be audited and inspected by an independent public accountant selected by and paid for by DePuy AcroMed for the purpose of verifying the statements of OrthoLogic and the commissions paid to DePuy AcroMed.  If the independent public accountant conducting the audit determines that an underpayment in commissions has occurred, then OrthoLogic shall pay the outstanding amount due to DePuy AcroMed within thirty (30) days.  If the underpayment in commissions totals 2% or more of the amount due, then OrthoLogic shall also pay the reasonable costs of the audit.  If the outstanding amount of unpaid commissions is not paid to DePuy AcroMed within thirty (30) days, then the unpaid amount of commissions shall accrue interest at the greater of 1-1/2% per month or the legal rate allowed by statute.

13.0                        REPRESENTATIONS AND WARRANTIES

13.1                           Product Warranties.  OrthoLogic represents and warrants to DePuy AcroMed that

***Certain information on this page has been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

all Products supplied in connection with this Agreement shall be of merchantable quality, free from material defects in material and workmanship, and shall be manufactured and provided in accordance and conformity with the specifications for the Products and in compliance with this Agreement.  OrthoLogic represents and warrants that it shall comply with all material present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly, packaging, labeling and supply of the Product, including, but not limited to, those enforced by the FDA (including compliance with Quality System Regulations) and International Standards Organization Rules 9,000 et seq.

13.2                           Execution and Performance of Agreement.  OrthoLogic and DePuy AcroMed each represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement.  OrthoLogic and DePuy AcroMed each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such Party or any of its Affiliates is a party or by which it is bound and that it has not granted and will not grant during the term of this Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

13.3                           Intellectual Property.  OrthoLogic represents and warrants to DePuy AcroMed that OrthoLogic owns all of the rights, title and interest in and to or otherwise has the necessary licenses to use the OrthoLogic patents, OrthoLogic trademarks, know-how and all other intellectual property that appear on or are otherwise used in connection with the Products; no academic institution, member of an academic institution, corporation or other entity, or any local, state or federal government holds any property rights inconsistent with OrthoLogic’s property rights in any Product; the manufacture, use and sale of the Products in accordance with the terms of this Agreement does not infringe any third party’s rights under any patent; the use of the OrthoLogic trademarks by DePuy AcroMed hereunder does not and will not infringe the rights of any third party; OrthoLogic has received no notice or claim with respect to infringement of a third party’s intellectual property rights, including but not limited to a notice letter either notifying OrthoLogic of a third party’s patent or alleging infringement of a third party patent; and OrthoLogic is presently aware of no infringement by any third party of any OrthoLogic patent or any OrthoLogic trademark.

13.4                           Compliance.

a.                                       DePuy AcroMed represents and warrants that neither DePuy AcroMed nor any of its employees or Distributors that provide services under this Agreement have been excluded, debarred or otherwise are ineligible for participation in federal healthcare programs (as defined in 42 U.S.C. Section 1320a-7(i)) or have been convicted of a criminal act related to healthcare (as defined in 42 U.S.C. Section 1320a-7(i)).

b.                                      DePuy AcroMed represents and warrants that neither DePuy AcroMed nor, to its knowledge, any of its employees or any representatives of any of its distributors engaged to provide services hereunder owns or operates a Medicare Part B durable medical equipment, prosthetics, orthotics, and medical supply supplier business or works, in any manner, for any physician or hospital that is in a position to refer or recommend OrthoLogic or the Products covered by this Agreement.

c.                                       DePuy AcroMed represents and warrants that it has implemented a corporate compliance program, a copy of which has been provided to OrthoLogic.  On an annual basis, DePuy AcroMed shall provide a written certification to OrthoLogic that annual compliance training on the DePuy AcroMed compliance program has been furnished to all relevant DePuy AcroMed employees and Distributors providing services under this Agreement.

14.0                        INDEMNIFICATION

14.1                           Indemnification by OrthoLogic.  OrthoLogic shall indemnify and hold harmless DePuy AcroMed, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (collectively “Damages”) incurred by such person(s) that arise out of or result from claims by third parties:  (a) to the extent caused by the fault or negligence of OrthoLogic, its Affiliates or their respective officers, employees or agents; (b) related to any Products as supplied by OrthoLogic, or arising from or related to any claimed hazard or defect in any Products whether manufacturing, design or otherwise, including but not limited to OrthoLogic’s failure to warn of hazards, or express or implied warranties made by OrthoLogic; (c) of failure by OrthoLogic to comply with the terms of the applicable OrthoLogic Product warranty; (d) failure by OrthoLogic to comply with applicable laws and/or regulations relating to the manufacture, sale and/or transport of any Product; (e) that any Products supplied by OrthoLogic infringes any patent, copyright, trade secret or other proprietary right of a third party; (f) any other matter which is the responsibility of OrthoLogic as determined in accordance with applicable law of the jurisdiction relating to the sale of any Products by OrthoLogic which is the subject of claim or dispute; or (g) related to termination of OrthoLogic’s sales representatives, distributors or agents as contemplated in Article 2.

14.2                           Indemnification by DePuy AcroMed.  DePuy AcroMed shall indemnify and hold harmless OrthoLogic, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all Damages incurred by such person(s) that arise out of or result from claims by third parties to the extent caused by the fault or negligence of DePuy AcroMed or its respective officers, employees or agents.

14.3                           Claims.   Promptly after receipt by a DePuy AcroMed or an OrthoLogic indemnitee of information concerning the commencement of any claim, demand, action, suit or proceeding (collectively, “Action”) which is the subject of the other Party’s indemnification obligations hereunder, the indemnitee shall notify the other Party of the commencement of the Action.  Any failure to provide such notice shall only relieve the other Party of its indemnification obligations hereunder to the extent it has been materially prejudiced by such failure.  The indemnifying Party shall have sole right to select and retain attorneys to assert or negotiate, and the sole right to control, the defense and any settlement of the Action, to the extent of such Party’s corresponding indemnification and defense obligations, except that under no circumstances shall the indemnifying Party enter into any settlement that involves an admission of liability, negligence or other culpability by the indemnitee, or requires the indemnitee to contribute to the settlement. Without limiting the indemnifying Party’s foregoing right to select and retain attorneys and to sole control of the defense and settlement of such Action, the indemnitee may, at its own expense, participate in the defense of, or otherwise consult with counsel of its own choice in connection with, an Action that is the subject of the other Party’s indemnification and defense obligations.

14.4                           Infringement.  DePuy AcroMed shall promptly inform OrthoLogic of any infringement of OrthoLogic’s patents or trademarks concerning the Products which may come to the attention of DePuy AcroMed.  In such event, OrthoLogic shall take all necessary action, consistent with prudent business judgment, to restrain such infringement, and to recover damages therefor.  Any damages awarded because of losses incurred by DePuy AcroMed shall be the property of DePuy AcroMed.  Otherwise, any damages recovered from such action shall be the property of OrthoLogic.  DePuy AcroMed agrees to cooperate, at OrthoLogic’s expense for any reasonable out-of-pocket expenses incurred by DePuy AcroMed, in all stages of such action.  If OrthoLogic fails to take action to enforce its patents, trademarks or other intellectual property rights and DePuy AcroMed’s ability to sell the Products is adversely affected, DePuy AcroMed’s Sales Quota shall be reduced to the extent DePuy AcroMed’s performance is adversely affected by OrthoLogic’s failure.

15.0                        INSURANCE

15.1                           OrthoLogic agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall provide coverage for product liability relating to use of the Products in an amount not less than $1 million per occurrence and $3 million in the aggregate and for professional liability and comprehensive general liability in an amount not less than $1 million per occurrence and $3 million in the aggregate.  The product liability and general liability policies (but not the professional liability policy) shall name DePuy AcroMed as an additional insured vendor.  Upon DePuy AcroMed’s request, OrthoLogic shall provide to DePuy AcroMed certificate of coverage or other written evidence reasonably satisfactory to DePuy AcroMed of such insurance coverage.  Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give OrthoLogic and DePuy AcroMed ten (10) days’ prior notice. The existence of such coverage shall in no way limit OrthoLogic’s liability or obligations hereunder.

16.0                        COMPETITION

16.1                           During the Term, DePuy AcroMed shall not sell an external lumbar spinal bone growth stimulation product that competes with the Product.  If a Distributor appointed by DePuy AcroMed engages in the sale of a Competing Product, such activity shall not constitute a breach of this Agreement by DePuy AcroMed.

16.2                           If DePuy AcroMed terminates the Agreement upon 120 days’ written notice to OrthoLogic, pursuant to the provisions of Section 4.4, or if OrthoLogic terminates this Agreement for material breach by DePuy AcroMed which remains uncured by DePuy AcroMed after receipt of written notice of breach, then the obligation set forth in Section 16.1 shall continue for a period of 90 days after termination of the Agreement.  The foregoing covenant not to compete shall not apply in the European Union (“EU”).

16.3                           If OrthoLogic terminates the Agreement upon 120 days’ written notice to DePuy AcroMed pursuant to the provisions of Section 4.5, then DePuy AcroMed shall be relieved, immediately upon receipt of such notice of the obligations set forth in Sections 16.1 and 16.2.

17.0                        PATENTS, TRADEMARKS AND TRADENAMES

17.1                           Both OrthoLogic and DePuy AcroMed acknowledge that neither has any rights in any patents, know-how, copyrights, trademarks, trade names, or insignia owned by the other anywhere in the world.  Both OrthoLogic and DePuy AcroMed undertake that they will not assert any rights in any such intellectual properties arising by reason of this Agreement or the use of any such intellectual properties hereunder.  Each Party shall use the other Party’s trademarks and trade names in connection with its activities hereunder but only as and to the extent expressly authorized by this Agreement.

17.2                           If either Party desires to use the trademark(s) and/or name of the other Party in an advertisement, marketing materials, or promotional literature, or in connection with any product or service, such Party must first seek the prior written approval of the Party owning the rights to such trademark and/or name.  Such approval shall be within the sole discretion of the other Party. Nothing in this Agreement shall be construed as conferring any general license right to use any name, trade name, trademark, or other designation (including contraction, abbreviation or simulation) of either Party by the other Party in advertising, publicity or other promotional activities, or in connection with a product.

17.3                           Upon termination or expiration of this Agreement, each Party shall as soon as practicable deliver to the other Party or its designee free of charge, or certify destruction of, any and all materials, including signs, advertising matter and catalogues containing such trademarks or trade names of such other Party then in its possession or in the possession of its employees or agents and shall cease from making further use of any such materials, trademarks or trade names.

17.4                           This Article 17 shall survive termination of this Agreement, however arising.

18.0                        CONFIDENTIALITY

18.1                           As used herein, “Confidential Information” shall mean all confidential or proprietary information that is reduced to writing, marked as confidential and given to one Party by the other Party relating to such other Party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances.  Neither Party shall, for three (3) years after such exchange, use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each Party shall insure that its employees, officers and agents shall not use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) provided, however, that DePuy AcroMed may disclose Confidential Information of OrthoLogic to DePuy AcroMed’s Affiliates and consultants if such persons are informed of the confidential nature of such information and are under an obligation to keep such information confidential.  Confidential Information shall not include information that (i) was already known to the receiving Party at the time of its receipt thereof, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third Party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving Party or (iv) is required to be disclosed to comply with applicable laws or regulations or an order of a court or regulatory body having competent jurisdiction, provided the receiving Party gives sufficient notice to the disclosing Party in a time period sufficient to contest the requirement.  All Confidential Information shall remain the property of the disclosing Party.  Neither Party shall make copies of any Confidential Information of the other Party without prior written consent and shall return to the disclosing Party promptly upon request or at its option, destroy all Confidential Information along with all copies made hereof and all documents or things containing any portion of any Confidential Information.

18.2                           Except as otherwise provided in this Agreement, each of the Parties agrees that it shall restrict the dissemination of the other Party’s Confidential Information only to those persons whose knowledge of such information is reasonably necessary to the performance of the obligations of the Parties under this Agreement.  The obligations of this Article 18 shall continue for a period of three (3) years from the date of termination of this Agreement.

19.0                        DISPUTE RESOLUTION

19.1                           Mediation. (a)  Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, which claim would, but for this provision, be submitted to arbitration as provided pursuant to Section 19.2 of this Agreement shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor (“CPR”) then in effect, except where those rules conflict with these provisions, in which case these provisions control.  A mediation can be initiated upon either Party sending a written notice to the other Party stating an intent to initiate mediation.  The mediation shall be conducted in Chicago, Illinois and shall be attended by a senior executive with authority to resolve the dispute from each Party.

(b) The mediator shall be neutral, independent, disinterested and impartial and shall be selected from a professional mediation firm such as ADR Associates for JAMS/ENDISPUTE or DPR.

(c)  The Parties shall promptly confer in an effort to select a mediator by agreement.  In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR in accordance with this Agreement as follows:  CPR shall provide the Parties with a list of at least 15 names.  Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list.  The Parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge.  The mediator shall be the remaining candidate with the highest aggregate ranking.

(d)                                 The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than 45 days after initiation.  Under no circumstances may the commencement of arbitration under Section 19.2 below be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the Parties.

(e)  Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise.  No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f)  Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

19.2                           Arbitration/Dispute Resolution. (a)  Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  The Parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.

(b)  The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction for at least 10 years.  The arbitration shall be held in Chicago, Illinois and in rendering the award the arbitrator must apply the substantive law of Illinois (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  The arbitrator shall be neutral, independent, disinterested, and impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA.  Within 45 days of the initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from the selection of the arbitrator.  Failing such agreement, the AAA will design and the Parties will follow procedures that meet such a time schedule.

(c)  Each Party has the right before, or if the arbitrator cannot hear the matter within an acceptable period, during the arbitration, to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(d)  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.  THE DECISION OF THE ARBITRATOR SHALL BE BINDING UPON THE PARTIES.  THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL (INCLUDING LOST SALES OR LOST PROFITS) DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.  NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEY’S FEES OR COSTS.

20.0                        MISCELLANEOUS

20.1                           Publicity.  Neither Party hereto shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, DePuy AcroMed’s or OrthoLogic’s Customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the Parties without the prior written approval of the other Party hereto, save only such announcements as in the opinion of counsel for the party making such announcement is required by law to be made.  In the event disclosure is required by applicable law, then the Party required to so disclose such information shall, to the extent possible, provide to the other Party for its approval a written copy of such public disclosure at least two (2) business days prior to disclosure.  Notwithstanding the foregoing, OrthoLogic may issue a press release with respect to its entering into this Agreement, provided that OrthoLogic shall provide to DePuy AcroMed a copy of the proposed press release no less than five (5) business days prior to its proposed release.  The contents of such press release shall be subject to DePuy AcroMed’s consent, such consent not to be unreasonably withheld or delayed.  Neither Party shall use the name of the other Party or any of its Affiliates for advertising or promotional purposes without the prior written consent of such Party.

20.2                           Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

20.3                           Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed or one (1) business day after posting with an overnight courier or when confirmation is received if sent by facsimile or five (5) business days after deposit in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

If to OrthoLogic:	OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281
Attention: Thomas R. Trotter, President
Facsimile No. 602-286-5284

with a copy to:	Quarles & Brady LLP

One East Camelback Road
Suite 400
Phoenix, Arizona 85012
Attention: P. Robert Moya, Esq.
Facsimile No. 602-230-5598

If to DePuy AcroMed:	DePuy AcroMed, Inc.
325 Paramount Drive
Raynham, Massachusetts 02767
Attention: President
Facsimile No.: 508-828-3400

with a copy to:	DePuy AcroMed, Inc.
325 Paramount Drive
Raynham, Massachusetts 02767
Attention: Corporate Counsel
Facsimile No.: 508-828-3789

20.4                           Failure to Exercise.  The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision. The waiver of any term or condition hereof must be in writing, and any such waiver shall not be construed as a waiver of any other term or condition of this Agreement.

20.5                           Assignment.  This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either Party hereto without the prior written consent of the other Party; provided, however, that either Party shall have the right to assign any or all of its rights or obligations under this Agreement to any Affiliate, or a successor to that part of its business to which this Agreement relates, without such prior written consent.

20.6                           Severability.   In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both Parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.7                           Relationship of the Parties.  The relationship of DePuy AcroMed and OrthoLogic established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

20.8                           Entire Agreement.  It is the desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein.  This Agreement constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and is intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding.  Each Party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement.  This Agreement supersedes all previous understandings, agreements and representations between the Parties, written or oral, with respect to the subject matter hereof.

20.9                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.10                     Compliance with Law.  Each Party in the performance of this Agreement, warrants that it and all its directors, officers or employees shall comply with all applicable local, state, federal and international laws, executive orders, regulations, ordinances, or similar requirements of the national government or government entity which may now or hereafter govern the performance of the parties hereunder.  This includes, but is not limited to, the laws of the United States pertaining to procurement integrity, anti-kickback procedures, and other standards of ethical conduct pertaining to gratuities, gifts, entertainment, and employment of government officials and other requirements.  Such required conduct also includes, without limitation, compliance at that Party’s expense with all applicable import and/or export control laws and regulations and any other laws and regulations pertaining to export, import, sale and resale or other distribution of the Products.

20.11                     Debarment.  By signing this Agreement, either Party shall have the right to automatically terminate this Agreement in the event that the other Party is debarred, excluded, suspended or otherwise determined to be ineligible to participate in federal health care programs (collectively, “Debarred” or “Debarment”).  Accordingly, each Party shall provide the other Party with immediate notice if it (i) receives notice of action or threat of action with respect to its Debarment during the term of this Agreement; or (ii) becomes Debarred.  Upon receipt of such notice, this Agreement shall automatically terminate without further action or notice.

20.12                     Expenses.  Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

20.13                     Modifications and Amendments.  This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties hereto.

20.14                     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

20.15                     Governing Law.  This Agreement and its performance shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflict of laws, principles, except that the arbitration provisions set forth in Article 19 shall be governed by the provisions of the Federal Arbitration Act.

20.16                     Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

20.17                     Binding Agreement.  This Agreement is not binding on either Party unless and until signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

ORTHOLOGIC CORP

By:	/s/ Thomas Trotter
Name: Thomas Trotter
Title: President

DEPUY ACROMED, INC.

By:	/s/ Earl R. Fender
Name: Earl R. Fender
Title: President